Exhibit 4.2

SIXTH SUPPLEMENTAL INDENTURE

(BAT Guarantee)

This Sixth Supplemental Indenture, dated as of July 25, 2017 (this “Sixth Supplemental Indenture”), is entered into by and among (i) Reynolds American Inc., a North Carolina corporation (the “Company”), as Issuer; (ii) R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the “Existing Guarantor”); (iii) British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales, (“BAT”), as the New Guarantor; and (iv) The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Trustee, the Existing Guarantor and Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation, R. J. Reynolds Tobacco Company, a North Carolina corporation, R. J. Reynolds Tobacco Co., a Delaware corporation, Reynolds Innovations Inc. (f/k/a GMB, Inc.), a North Carolina corporation, Reynolds Finance Company (f/k/a FHS, Inc.), a Delaware corporation, Conwood Holdings, Inc., a Delaware corporation, American Snuff Company, LLC, a Delaware limited liability company, Rosswil LLC, a Delaware limited liability company, R. J. Reynolds Global Products, Inc., a Delaware corporation, RAI Services Company, a North Carolina corporation, and Lorillard Licensing Company LLC, a North Carolina limited liability company (such subsidiaries, the “Prior Guarantors”), have heretofore been parties to an Indenture, dated as of May 31, 2006, as supplemented by each of (i) the First Supplemental Indenture, dated as of September 30, 2006, (ii) the Second Supplemental Indenture, dated as of February 6, 2009, (iii) the Third Supplemental Indenture, dated as of September 17, 2013, (iv) the Fourth Supplemental Indenture, dated as of September 2, 2015, and (v) the Fifth Supplemental Indenture, dated as of July 25, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), which such Indenture provides for the issuance of the Company’s debentures, notes or other evidence of indebtedness to be issued in one or more series from time to time (the “Securities”);

WHEREAS, Section 10.2 of the Indenture provides that if a Guarantor ceases to be a Bank Credit Agreement Guarantor for any reason, such Guarantor will be deemed released from all of its obligations under the Indenture and its Guarantee of the Securities and such Guarantee will terminate;

WHEREAS, each of the Prior Guarantors has ceased to be a Bank Credit Agreement Guarantor and has consequently been released from all of its obligations under the Indenture and its Guarantee of the Securities;

WHEREAS, the Existing Guarantor extended a new Guarantee of the Indenture pursuant to the Fifth Supplemental Indenture, dated as of July 25, 2017;

WHEREAS, BAT, the indirect parent company of the Company, has determined that it is desirable and would be a direct benefit to BAT for it, along with the Company and the Existing Guarantor, to execute and deliver to the Trustee a supplemental indenture pursuant to which BAT will unconditionally guarantee, on a joint and several basis, the full and prompt payment when due, whether at maturity, by acceleration, by redemption, by repurchase, or otherwise, of the principal of, premium, if any, and interest, on the Securities and all other Obligations of the Company to the Trustee and to the Securityholders under the Indenture, and become a party to the Indenture as a Guarantor;

WHEREAS, pursuant to Section 9.1(d) of the Indenture, the Company, BAT, the Existing Guarantor and the Trustee are authorized or permitted to execute and deliver this Sixth Supplemental Indenture to amend the Indenture, without the consent of any of the Securityholders; and

WHEREAS, the Company, the New Guarantor and the Existing Guarantor have duly authorized the execution and delivery of this Sixth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1    Defined Terms. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Indenture.

ARTICLE II

Amendment to Definitions

SECTION 2.1 Definitions. The definition of “Guarantors” set forth in Section 1.1 of the Indenture is hereby deleted and replaced with the following:

“Guarantor” means (x) RJR, British American Tobacco p.l.c., and any Person who agrees to become a guarantor in a supplemental indenture to this Indenture, (i) until released pursuant to the provisions of this Indenture or (ii) until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantor” shall mean that successor Person until released pursuant to the provisions of this Indenture and (y) each Subsidiary of the Company other than RJR that is or becomes a Bank Credit Agreement Guarantor and any other Person that becomes a Bank Credit Agreement Guarantor; provided, that, to the extent that any or all of such Subsidiaries cease to be Bank Credit Agreement Guarantors, such Subsidiaries shall cease to be Guarantors.

ARTICLE III

Agreement to be Bound; Guarantee

SECTION 3.1    Agreement to be Bound. BAT hereby becomes a party to the Indenture as a Guarantor, and will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, except that (i) BAT will not be deemed released from all of its obligations under the Indenture and its Guarantee of the Securities, and its Guarantee will not be deemed terminated, solely because it is not a Bank Credit Agreement Guarantor under Section 10.2 of the Indenture, and (ii) BAT’s guarantee will not be deemed to be a primary obligation under Section 10.1. Except as set form in the immediately preceding sentence, BAT agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 3.2    Guarantee. BAT hereby fully, unconditionally and irrevocably guarantees, not as primary obligor but as surety, jointly and severally with the Company and the other Guarantors, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption, by repurchase or otherwise, of all of the Obligations of the Company to the Trustee and to the Securityholders under the Indenture in accordance with Article X of the Indenture.

ARTICLE IV

Miscellaneous

SECTION 4.1    Notices. All notices and other communications to the Guarantors or the Company shall be given as provided in the Indenture to the Guarantors or the Company, as the case may be, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 4.2    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Sixth Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.3    Governing Law. This Sixth Supplemental Indenture shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

SECTION 4.4    Severability Clause. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.5    Ratification of Indenture; Sixth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.6    Counterparts. The parties hereto may sign one or more copies of this Sixth Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 4.7    Headings. The headings of the Articles and the sections in this Sixth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 4.8    Trustee. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

Address:	REYNOLDS AMERICAN INC.,
401 North Main Street Winston-Salem, NC 27101 Fax No.: (336) 728-4495	By:	/s/ Daniel A. Fawley
Tel. No.: (336) 741-5162	Name:	Daniel A. Fawley
Att’n.: Corporate Secretary	Title:	Senior Vice President and Treasurer
Address: 401 North Main Street Winston-Salem, NC 27101 Fax No.: (336) 728-4495 Tel. No.: (336) 741-5162 Att’n.: Corporate Secretary	R.J. REYNOLDS TOBACCO HOLDINGS, INC., as Guarantor
	By:	/s/ Daniel A. Fawley
	Name:	Daniel A. Fawley
	Title:	Senior Vice President and Treasurer

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Address: Globe House 4 Temple Place London WC2R 2PG	BRITISH AMERICAN TOBACCO P.L.C., as Guarantor
United Kingdom	By:	/s/ Ben Stevens
Fax No.: +44 (0)20 7845 0555	Name:	Ben Stevens
Tel. No.: +44 (0)20 7845 1000	Title:	Finance Director
Att’n.: Company Secretary

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name:	Richard Tarnas
Title:	Vice President

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